Air Transport Services Group, Inc. Announces Proposed Offering of Senior Notes
Wilmington, Ohio, January 13, 2020 - Air Transport Services Group, Inc. (NASDAQ: ATSG) announced today that its wholly owned subsidiary, Cargo Aircraft Management, Inc. (“CAM”), plans to offer, subject to market and other customary conditions, up to $400 million in aggregate principal amount of senior notes due 2028 (the “Senior Notes”) in an unregistered offering pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”).
The offering of the Senior Notes has not been registered under the Securities Act or under any state securities laws, and the Senior Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and from applicable state securities laws.
The Senior Notes will be CAM’s senior unsecured obligations. They will be guaranteed, jointly and severally, on a senior unsecured basis, by ATSG and each domestic, wholly owned direct and indirect U.S. subsidiary of ATSG other than CAM.
CAM intends to use the proceeds from the offering of the Senior Notes to fund the repayment of certain revolving loans outstanding under ATSG and CAM’s Second Amended and Restated Credit Agreement and to pay fees and expenses in connection with such repayment and the offering of the Senior Notes.
This press release is neither an offer to sell nor the solicitation of an offer to buy any of the Senior Notes and shall not constitute an offer, solicitation or sale in any jurisdiction in which such an offer, solicitation or sale would be unlawful.
About Air Transport Services Group, Inc.
ATSG is a leading provider of aircraft leasing and air cargo transportation and related services to domestic and foreign air carriers and other companies that outsource their air cargo lift requirements. ATSG, through its leasing and airline subsidiaries, is the world's largest owner and operator of converted Boeing 767 freighter aircraft. Through its principal subsidiaries, including three airlines with separate and distinct U.S. FAA Part 121 Air Carrier certificates, ATSG provides aircraft leasing, air cargo lift, passenger ACMI and charter services, aircraft maintenance services and airport ground services. ATSG's subsidiaries include ABX Air, Inc.; Airborne Global Solutions, Inc.; Airborne Maintenance and Engineering Services, Inc., including its subsidiary, Pemco World Air Services, Inc.; Air Transport International, Inc.; Cargo Aircraft Management, Inc.; and Omni Air International, LLC. For more information, please see www.atsginc.com.
Forward-Looking Statements
Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties. A number of important factors could cause ATSG’s actual results to differ materially from those indicated by such forward-looking statements. Such factors are described in ATSG's filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers should carefully review this release and should not place undue reliance on ATSG's forward-looking statements. These forward-looking statements were based on information, plans and estimates as of the date of this release. ATSG undertakes no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.
Contact Information
Air Transport Services Group, Inc.
Quint Turner, Chief Financial Officer, (937) 366-2303